                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT No. 3)


                                  IHOP CORP.
                       --------------------------------
                               (Name of Issuer)



                    Common Stock, par value $.01 per share
          ----------------------------------------------------------
                        (Title of Class of Securities)



                                  449623-10-7
                   -----------------------------------------
                                (CUSIP Number)



                 December 31, 1998 (fiscal year end of Issuer)
   ------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]    Rule 13d-1(b)
          [X]    Rule 13d-1(c)
          [_]    Rule 13d-1(d)

                               Page 1 of 5 Pages

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-----------------------                                  ---------------------
CUSIP No. 449623-10-7               13G                   Page 2 of 5 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
             Richard K. Herzer


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4           United States of America


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         754,061
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6         0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7         736,199
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8         17,862

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       754,061

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       7.45%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12       IN


------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 Pages

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Item 1(a).     Name of Issuer:

               IHOP Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               525 North Brand Boulevard
               Glendale CA 91203-1903

Item 2(a).     Name of Person Filing:

               Richard K. Herzer

Item 2(b).     Address of Principal Business Office or, if none, residence:

               525 North Brand Boulevard
               Glendale CA 91203-1903

Item 2(c).     Citizenship:

               United States

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e).     CUSIP Number:

               449623-10-7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)   [_]  Broker or dealer registered under Section 15 of the
                          Exchange Act.

               (b)   [_]  Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

               (c)   [_]  Insurance company as defined in Section 3(a0(19) of
                          the Exchange Act.

               (d)   [_]  Investment company registered under section 8 of the
                          Investment Company Act.

               (e)   [_]  An investment adviser in accordance with Rule 13d-
                          1(b)(1)(ii)(E);

                               Page 3 of 5 Pages

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          (f)   [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)   [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h)   [_]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)   [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


Item 4.   Ownership:

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)      Amount Beneficially Owned:   754,061
          (b)      Percent of Class:   7.45%
          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:  754,061
                   (ii)  shared power to vote or to direct the vote:      0
                   (iii) sole power to dispose or to direct the disposition of:
                         736,199
                   (iv) shared power to dispose or to direct the disposition of: 17862

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

                               Page 4 of 5 Pages

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Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               S I G N A T U R E

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/11/99
                                    ________________________________
                                                   (Date)

                                          /s/ Richard K. Herzer
                                    ________________________________
                                                 (Signature)


                                             Richard K. Herzer
                                    --------------------------------

                               Page 5 of 5 Pages